UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 12, 2008/August 6, 2008

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).    Adoption of Certain Compensation Plans and Arrangements.

On August 6, 2008 the Human Resources Committee (the “HR Committee”) of the Board of Directors of Domtar Corporation (the “Corporation”) approved a severance program for members of the Management Committee of the Corporation. Pursuant to the program, members of the Management Committee are entitled to the following benefits upon an involuntary termination of employment by the Corporation for business reasons: (i) a severance allowance of 12 months of base salary, plus an additional 3 months of base salary each full year of continuous service as a member of the Management Committee, up to a maximum of 24 months of base salary (unless otherwise determined by the HR Committee upon recommendation of the Corporation’s Chief Executive Officer), payable in a lump sum or in accordance with normal payroll practices; (ii) continued medical and dental benefits during the severance period (subject to termination if the participant obtains equivalent or better coverage); (iii) reasonable outplacement services; and (iv) a pro-rated bonus for the year of termination, to be calculated based on the participant’s base salary for the year of termination, company results and the executive’s performance. Benefits are subject to the execution of a release and will not be provided if a participant is terminated for cause or is offered continuous employment in a position with comparable terms and conditions by a purchaser of a business from the Corporation.

ITEM 9.01       Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1:	Severance Program for Management Committee Members

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
Name: Razvan L. Theodoru
Title: Vice-President and Secretary

Date: August 12, 2008

Exhibit Index

Exhibit No.	Exhibit

10.1	Severance Program for Management Committee Members

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